EXHIBIT 99.2

TRANSCRIPT

Worthington Steel, Inc.

NYSE:WS

Earnings Call

Thursday, June 27, 2024 1:30 PM GMT

CALL PARTICIPANTS 2

PRESENTATION 3

QUESTION AND ANSWER 8

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Call Participants

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EXECUTIVES

Geoffrey G. Gilmore

President, CEO & Director

Jeffrey R. Klingler

Executive VP & COO

Timothy A. Adams

VP & CFO

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

ANALYSTS

Martin John Englert

Seaport Research Partners

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

John Charles Tumazos

John Tumazos Very Independent Research, LLC

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Presentation

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Operator

Thank you for standing by. My name is Krista, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Worthington Steel's Fourth Quarter 2024 Earnings Conference Call.

[Operator Instructions] I will now like to turn the conference over to Melissa Dykstra, Vice President of Communications and Investor Relations. Melissa, you may begin.

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

Thank you, operator. Good morning, and welcome to Worthington Steel's Fourth Quarter Fiscal Year 2024 Earnings Call. On our call today, we have Geoff Gilmore, Worthington Steel's President and Chief Executive Officer; Jeff Klingler, Executive Vice President and Chief Operating Officer; and Tim Adams, Vice President and Chief Financial Officer.

Before we get started, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested.

We issued our earnings release yesterday after the market closed. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Unless noted, as reported, today's discussion will reference non-GAAP financial measures, which adjust for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded, and a replay will be made available later today on worthingtonsteel.com. Now I'd like to turn the call over to Geoff Gilmore.

Geoffrey G. Gilmore

President, CEO & Director

Thanks, Melissa, and thanks to everyone who is joining today's call. It is a good morning here at Worthington Steel. We saw solid results in Q4 and finished fiscal year 2024 strong. Our performance and our people continue to demonstrate that Worthington Steel is a unique steel processor poised for significant growth.

Our ability to deliver value-added solutions to our customers and flat-rolled steel processing, electrical steel laminations and tailor welded products is unique to our industry. Our goal is to continue our distinctive positioning by offering processes that are truly differentiating, positioning us to maintain and gain leadership in the areas we serve.

As we enter fiscal year 2025, our first full year as a stand-alone company, we remain focused on executing our strategy and driving shareholder value through organic growth and strategic M&A. We believe our strategy and differentiation help ensure we are well positioned to grow and deliver strong returns for our shareholders. We have achieved a great deal in just 6 months as Worthington Steel, but we know we have much to accomplish.

With the Worthington business system embedded in everything we do, we will work to execute our strategy of focused investments in the rapidly growing electrical steel market, which is growing faster than GDP, margin accretive growth through disciplined CapEx and selective acquisitions and transformation, our system of continuous improvement to increase margins, reduce working capital and add capacity.

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Our enhanced leadership focus, created by the separation, is driving accountability and organizational alignment around our vision and status as one of the most trusted, most innovative and most value-added metals processing partners in North America and beyond.

Essential to continuing as a market leader is our strong culture. Earlier this month, we celebrated Founder's Day, marking John H. McConnell's first order of steel. As we look to our 70th year in 2025, the philosophy Mr. Mac voiced and embodied is alive and well here at Worthington Steel. We continue to treat our customers, employees, investors and suppliers as we would like to be treated.

Examples of our award-winning culture and our philosophy in action are evident in several milestones we achieved this quarter. We were named a top workplace in our headquarter city of Columbus, Ohio for the 12th year in a row. This is an award based on feedback from our employees, so that makes winning even more special to me.

Our Worthington Samuel Coil Processing joint venture was named Company of the Year for 2023 by the Cleveland Chapter of the Association of Women in the Metals Industries for supporting growth and advancement of women in the Cleveland metals industry.

In April, we were named a John Deere Partner-level supplier for the 12th consecutive year. That same month, we were recognized as a 2023 Supplier of the Year by General Motors. This is the third time in the last 4 years we've earned this distinction. Both of these honors are from longtime customers who value Worthington Steel's proactive, solution-focused way of doing business.

Our dedication to helping our customers create value, every single day continues to pay off. I'd like to recognize and thank Worthington Steel's 4,600 employees who support our customers, live our philosophy and help us achieve our Vision.

I am excited about the progress we've made and the opportunities in front of us. We continue to deliver on our commitment to advance our industry through partnership with our customers and suppliers. We have the right team and the best culture to help us continue generating a return for our shareholders. It is a great time to be in steel processing. As customer needs grow ever more unique, the demand for the products and services we offer will continue to expand.

I'll now turn things over to Jeff Klingler to comment on our operations.

Jeffrey R. Klingler

Executive VP & COO

Thanks, Geoff, and good morning, everyone. As Geoff mentioned, we had a good quarter, highlighted by public accolades from multiple groups. Our ability to serve our customers has a direct correlation to our focus on safety.

I'd like to start off by congratulating our employees on the improvements we saw in fiscal year 2024. While our ultimate goal is zero incidents, we saw a 25% reduction in recordable injuries in fiscal year 2024, and I'm proud of what the team has accomplished. Our best-in-class safety record and programs that drive that record are a clear reflection of our People First philosophy.

As we look at the operational overview for the quarter, let's start with a look at what we saw in our 2 largest end markets.

Sales to the automotive market made up 52% of fourth quarter fiscal year 2024 sales, the same as the fourth quarter of fiscal year 2023. The automotive market remains solid for us, and we believe North American light vehicle production could return to pre-COVID levels of more than 16 million units as early as next calendar year.

Our OEM customers anticipate more growth in the EV and plug-in hybrid market as adoption continues to grow. Our capital investments in our Mexico electrical steel facility will allow us to capitalize on this opportunity.

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

The construction industry remains the second largest market we serve. In the fourth quarter of fiscal year 2024, the construction market made up 14% of our sales, reflecting a modest increase over the fourth quarter of fiscal year 2023 when construction was only 12% of sales. The construction market is a large and diverse market. In the submarkets where we participate, we experienced strength in the fencing, metal building and culvert markets.

Turning to operational highlights for the quarter, our large capital projects related to electrical steel continue to be on track and on budget. 3 of the 5 new presses arrived at our electrical steel facility in Mexico during Q4. We are finalizing the installation of the first press, and we'll turn our attention to the second and third presses in the near future.

We are also making good progress with respect to our commercial efforts to win new business for electrical vehicle programs. We have secured enough orders to fill 3 of the initial 5 presses when the OEM programs are running at full production. Once the presses are installed, we will move to the next phase, where we will produce trial orders for our customers and prepare for production-level volumes expected in the fall of 2025.

Our Canada electrical steel expansion project is also progressing well from a commercial standpoint. We have been awarded enough new business to fill 50% of the new capacity as customers look to close the backlog in their transformer order book. Our Canada expansion remains on track, and we expect the facility to be operational by the end of calendar year 2025.

Last quarter, I talked about our newly licensed ablation technology for our tailor-welded blanks business. This will allow us to process many more automotive applications, including pillars, rails, cross car beams and door rings. In fact, we believe it opens up new products and opportunities for us in the existing welded blank market by about 30%. I'm pleased to share we are already receiving customer interest and orders.

We continue to be pleased with the reception from our customers as it relates to our large projects, as well as our newest electrical steel facility in Nagold, Germany. Our customers are enthusiastic about all 3 projects, and our list of potential commercial opportunities continues to grow.

Alongside this, we continue to use Transformation, our system of continuous improvement. We apply the transformation systematically in our plants as we look to improve safety, reduce inventory and scrap and enhance our overall productivity and performance. Our facilities are working on multiple transformation projects each year to optimize our processes and improve efficiencies.

In a recent example, our teams found a way to streamline material flow from the supplier to the customer. At one of our largest facilities, this transformation work has reduced work in process, improved process cycle times by 4 days and improved finished goods cycle times by 2 days.

This creates a more organized workflow and a safer environment for our employees. We expect it will also reduce working capital, allow us to respond more quickly to customers and make us even easier to do business with.

We are using those same tools and principles to apply the transformation to our corporate functions. We believe we will find efficiencies in these areas that will make us better partners and improve our bottom line. It's been an exceptional quarter, and our teams continue to perform and innovate, always with an eye towards safety.

I'll close my comments with a sincere thank you to everyone at Worthington Steel and turn the call over to Tim Adams.

Timothy A. Adams

VP & CFO

Thank you, Jeff, and good morning, everyone. Before I provide some color on the quarter, I would like to remind everyone that the current year fourth quarter consolidated results on a stand-alone basis are compared with a prior-year quarter, which was prepared on a carve-out basis.

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

We finished our fiscal year with a strong quarter, reporting fourth quarter earnings of $53.2 million or

$1.06 per share as compared with the prior-year quarter earnings of $67.3 million or $1.37 per share.

The prior-year quarter included several unique items, including pretax separation expense of $5.5 million or $0.07 per share and a pretax impairment charge of $1.8 million or $0.03 per share related to idled equipment. Excluding these items, we generated earnings of $1.06 per share in the current quarter compared with $1.47 per share in the prior-year quarter.

In addition, in the fourth quarter, we had estimated pretax inventory holding losses of $3.4 million or

$0.05 per share compared to estimated pretax inventory holding gains of $32.6 million or $0.50 per share in the prior-year quarter and unfavorable pretax swing of $36 million or $0.55 per share.

In the fourth quarter, we reported adjusted EBIT of $70.4 million, which was down $28 million from the adjusted EBIT of $98.4 million in the prior-year quarter. This decrease was primarily due to lower gross margin, which was impacted by lower direct material spreads, including the impact of the estimated pretax inventory holding losses. Lower direct spreads were partially offset by higher toll spreads due to an improved mix within toll processing.

Additionally, SG&A was up $10.6 million from the prior year, primarily due to incremental costs associated with being a stand-alone company, higher incentive compensation and benefits cost and a $3.7 million swing in bad debt expense. In the prior-year quarter, we recognized income of $2 million associated with bad debt compared with $1.7 million of expense in the current-year quarter. We believe the bad debt expense variance is an isolated matter that is not expected to reoccur.

Fourth quarter results also included recognition of the final unfavorable tax court ruling related to a preacquisition Tempel matter, for which we were indemnified by the former owners of Tempel. The net impact on earnings is zero. However, we recognized $2.8 million of miscellaneous income related to the indemnity receivable and an additional $2.8 million of tax expense.

Next, I will provide some commentary on the market and our shipments. Similar to what we experienced over the past year, steel market pricing was volatile over the quarter.

Since hot rolled prices peaked in mid-January at $1,100 per ton, the market price for steel has been unsettled. Hot rolled prices fell to $750 per ton in March, increased in April, then fell back to $750 per ton in May. The hot rolled market recently decreased further with pricing in the range of $675 per ton.

With the decreases in market pricing, we expect estimated inventory holding losses in the first quarter of fiscal 2025 will be higher than the $3.4 million of estimated inventory holding losses in the fourth quarter. We estimate those losses could be approximately $15 million to $20 million on a pretax basis.

Net sales in the fourth quarter was $911 million, up 3% from the prior-year quarter, primarily due to slightly higher direct pricing and a favorable mix within toll processing, which included more high value- added processing. We shipped just over 1 million tons during the fourth quarter, which was down 2% compared with the prior-year quarter. Direct sales volume made up 58% of our mix in the fourth quarter compared with 57% in the prior-year quarter.

Direct sales volumes were down 1% over the prior-year quarter, with an increase in construction- related volume that was more than offset by softness in most other markets. Specifically as it relates to construction, we utilized some open capacity to take on some spot in shorter-term construction business.

Direct sales volume to the automotive market was down 1% compared to the prior-year quarter. The decrease was primarily due to several programs reaching their end of life, while the replacement platforms experienced launch delays.

Our automotive book of business continues to be healthy, making up 52% of our sales in the fourth quarter. Our technical and commercial teams worked closely with our customers to provide solutions that help customers meet their challenges. The recent Supplier of the Year award from General Motors that Geoff Gilmore mentioned, is a result of our dedication to helping customers succeed.

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Toll tons were down 3% year-over-year, primarily due to decreased toll pickling with the mills. However, the mix of toll volume was more heavily weighted towards higher value-added products, including galvanizing and tailor-welded blanking. We're cautiously optimistic about the next few quarters.

Our fourth quarter tends to be our strongest quarter from a volume standpoint, so we would expect the normal seasonal drop-off in volume during the summer months related to the automotive market. In addition, our fourth quarter benefited from a higher mix of galvanized in both our direct and total order books.

Turning to cash flows and the balance sheet. Cash flow from operations was $35.6 million, and free cash flow was an outflow of $9.2 million. During the fourth quarter, we spent $44.8 million on capital expenditures related to a variety of projects, including the previously announced electrical steel expansions in Mexico and Canada. On a trailing 12-month basis, we generated $96 million of free cash flow.

Yesterday, we announced a quarterly dividend of $0.16 per share payable on September 27, 2024. In regard to our balance sheet, operating working capital increased $25.1 million during the fourth quarter, primarily due to a reduction in payables.

We ended the quarter with $40.2 million of cash, which is down $20.6 million from the third quarter due to spending on various strategic capital projects. Our ABL debt on May 31 was $148 million, resulting in net debt of $107.8 million.

In summary, Worthington Steel had an excellent fourth quarter, and all of our teams performed very well. Everyone at Worthington Steel continues to be focused on driving value for our stakeholders on both a near-term and long-term basis. I'm proud of our teams for their dedication and for their continued commitment to safety.

At this point, we would be happy to take your questions.

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Question and Answer

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Operator

[Operator Instructions] Your first question comes from Martin Englert with Seaport Research Partners.

Martin John Englert

Seaport Research Partners

Wanted to circle back and discuss just the overall profitability within steel EBITDA per ton, and some of this you alluded to in the discussion, but excluding the holding losses for the quarter, which were fairly minimal, I mean the underlying EBITDA seemed like it might have been a high watermark versus history. I understand it's not exact apples-to-apples, given the separation.

And so you called out higher mix of galv(anizing) and a favorable mix in tolling as maybe some of the drivers, but what I'm getting at is the sustainability of that type of underlying EBITDA. Or is this more of a, it was a good quarter and we had a favorable mix, higher galv(anizing), good margins on toll processing, and this is maybe a little bit of an anomaly relative to history?

Timothy A. Adams

VP & CFO

Yes, Martin, this is Tim. I think you answered your own question. I think it was -- overall, we had a very good mix this quarter. And within toll, we had some, galvanizing -- additional galvanizing tons as well as tailor-welded blanks tons. And then within direct, it was a lot more galv(anizing) as well.

We also picked up some spot business in there. You didn't mention that, but we picked up the spot business there in the construction market, and that was higher margins as well. So those were the big drivers for that.

Martin John Englert

Seaport Research Partners

Okay. That's helpful. I appreciate that. Can you discuss what you're seeing -- and again, you alluded to this when you talked about seasonality, but maybe a little bit more specific in July and overall automotive planned downtime. How is that looking maintenance schedules versus last year and versus history? And any comment as far as inventories in the auto supply chain that you're seeing?

Timothy A. Adams

VP & CFO

This is Tim again. Let me start just to talk about seasonality in general for us, and then I'll hand it over to Jeff Klingler to talk a little bit about what he's seeing in automotive.

So we went back and we looked at our seasonality quarter-by-quarter. So if you take our direct tons and divide it by 4 quarters, what you typically see for us is Q1 is what I would call the average quarter. When you look at Q2 and Q3, those tend to be down from a direct volume standpoint, 3% or 4%. And then when you look at Q4, that tends to be up 6% or 8%.

So Q1 perspective, it's an average quarter for us. So overall, what I'm trying to say is Q4 is our strongest, and Q1 tends to be the second strongest. Jeff, do you want comment on automotive?

Martin John Englert

Seaport Research Partners

I apologize for interrupting, but just to clarify, you're discussing negative 3% to 4% and up 6% to 8% versus the quarterly average for any given year. Is that seasonality?

Timothy A. Adams

VP & CFO

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Yes, versus the simple average.

Martin John Englert

Seaport Research Partners

Versus the simple average. Sure. Got it.

Jeffrey R. Klingler

Executive VP & COO

And then with regard to -- Martin, this is Jeff Klingler. With regards to the automotive market, we remain very optimistic about the automotive sector here in -- for the remainder of 2024. We will see the normal summer slowdown. I don't think anything right now has us believing it's going to be unusual or something out of the ordinary.

But we do expect to see the year-end a modest increase of 1% to 2% in -- over 2023 builds. We're keeping a very close eye on things such as inflation and interest rates, which could cause a slowdown there. But generally, we remain very optimistic.

Martin John Englert

Seaport Research Partners

The planned downtime, just looking at scheduled this year for the summer versus last year, you're not seeing any deviations or an extension on what's planned on being down versus last year?

Jeffrey R. Klingler

Executive VP & COO

No. We are anticipating roughly 2 weeks for most automobiles.

Martin John Englert

Seaport Research Partners

Okay. That's helpful. If I could, could you just provide an update on the electrical steel lamination business? I understand it's embedded in the overall business, but any kind of comment on how margins performed in the quarter, some goalposts on share of overall sales? And if there's anything else to add as far as the growth initiatives? I know you did touch on a lot of things in the prepared remarks, however, on that aspect.

Tim Adams

VP & CFO

Jeff, do you want to take that? And I can jump in?

Jeffrey R. Klingler

Executive VP & COO

Sure. Yes. Overall, in general, we're very pleased with the electric steel business. We're most excited about the investments that we have, that we've been talking quite a bit about, in Mexico or our focused factory expansion for electric vehicles. That project is on time and on budget. We've spent about $25 million to date. The building is nearly complete. We've installed the first press and are working on the next 3.

Commercially, we're very happy with the level of commercial activity and the new orders that we have received. Those orders will not start production -- very early production will be at the end of calendar 2025. So we still have a little time, but we're very pleased with the progress on that project.

And then in Canada, that project is also on time and on budget. We've spent also about $25 million to date. And production in that new facility will also begin at an initial scale towards the end of 2025. Same story there. We're very pleased with the level of commercial interest and activity. In fact, we've received orders already for roughly 50% of that future capacity.

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Geoffrey G. Gilmore

President, CEO & Director

And Martin, this is Geoff Gilmore. Just to add, you had mentioned margins that will be embedded in the business, which are exactly right, it's embedded in the rest of the business. But certainly, we've mentioned this several times that the margin for the electrical steel lamination business will be our highest margin business. So that's certainly exciting to us.

And more importantly, we're making these investments because the growth in those markets will be much greater than GDP, we think, over the next 7 to 10 years. So we remain highly optimistic longer term.

Martin John Englert

Seaport Research Partners

Any goalposts on what the overall sales might have contributed for the quarter there or even the last year?

Timothy A. Adams

VP & CFO

No, we're not going to disclose that, Martin. It's embedded in the business, and that's how we're going to continue to report it.

Martin John Englert

Seaport Research Partners

Would you have any interest in going further downstream, potentially partnering with somebody to produce transformers?

Geoff Gilmore

President, CEO & Director

Martin, right now, no. I think we have a very specific strategy that we're confident in. It's our -- and staying close to our core right now. Think about the growth over the next 10 years, let us get our arms around this and enjoy the opportunity we have in front of us and be best-in-class before we start getting too far ahead of ourselves. So we're going to stay close to our core.

Martin John Englert

Seaport Research Partners

Okay. Excellent. I appreciate that. Nice job on the quarter.

Operator

Your next question comes from Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Question on some of the color you provided for the new business wins. I think you said 3 out of the 5 presses and 50%of the capacity related to Mexico and Canada, respectively, that you already gone out and secured business for.

Would it be your goal in the months ahead to try to secure more business on that capacity? Or are you purposely leaving some open for spot? So I'm just trying to think about how you view the value of that capacity and leaving some open or wanting firm commitments.

Jeffrey R. Klingler

Executive VP & COO

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Yes, sure. Good morning, Phil, Jeff Klingler here. Good question. So two different scenarios. In Mexico, you're right, we've installed 2 of the first 5 presses. We have intentions to buy 10 presses for that building. And yes, we would anticipate in that type of business, partially because of the sales cycle time from program startup.

We are actively pursuing business ahead of the equipment being installed and commitments in advance. So we are actively pursuing and continue to win new programs that will launch 18 to 24 months out from the time are awarded.

In Canada, for the transformer business, we will -- we're very happy with the position right now that we have, having 50% of that capacity pre-sold, so to speak, with a long-term commitment. And we will, from this point on, take that more of a case-by-case basis.

We do need to leave a certain percentage of that capacity open for flexibility and for surge demand and things like that, but we certainly like the comfort of having commitments in advance of installing equipment.

So we're going to balance that. It's going to be very situational. There are a handful of places that we would like to go secure some longer-term commitments. But we're happy with the pace that we're on right now.

Geoffrey G. Gilmore

President, CEO & Director

And Phil, this is Geoff Gilmore. This will make sense to you, I believe, is Mexico, that's highly automotive. So that will be contractual business. So if we're able to fill up as those presses are on order, that's an ideal situation. So we're pleased with where we're at. As you know, you're aware of those programs, and it's generally life of program. So they're longer-term contracts.

And Jeff hit the nail on the head, Canada is a bit of a different situation. Jeff and his team, obviously, were excited to go out and you fill up 50% of that business out of the gate. So you've got a great baseload business, you're covering your fixed cost. And now Jeff and team have a great opportunity to continue to sell that capacity, which we're highly optimistic he'll do.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And then I also had a question -- yes, can you hear me?

Geoffrey G. Gilmore

President, CEO & Director

Yes.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Okay. I also had a question on net working capital and just how we should think about the evolution over the next couple of quarters that did come in a bit above our expectations this quarter. And so trying to think about what that could look like in the next couple of quarters with -- particularly with some of the substrate costs coming down?

Timothy A. Adams

VP & CFO

Yes. I don't have specific numbers to give you, but your intuition is absolutely correct. As the price of steel has come down, we will release working capital over time. So you should see an improvement in working capital quarter-over-quarter.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

And then lastly for me, you mentioned at our conference a few weeks ago that you're -- I think you're in the early innings of some structural things you're doing into the business in terms of either cost or efficiency relief. And I think that was also outlined in your Investor Day a few quarters ago in terms of embedding that [ 10% ] EBITDA margin goal.

And so a long-winded question, but a way of asking, where should we see some of those initiatives flow through? What are some of those initiatives? And can you just basically talk about that process and if we're on the right track here with the way that we're thinking about it in terms of what you're communicating?

Jeffrey R. Klingler

Executive VP & COO

Phil, this is Jeff Klingler again. I'll kick it off and let Tim or Geoff add in if they'd like. I'll talk to you about where we're at and what we're targeting. So we spend a lot of time talking about our transformation process, which is our continuous improvement program. It's really just a systematic way of identifying and eliminating waste across all our organization.

What's new in the new structure you mentioned is we are taking that expertise, and we are focusing on some of the corporate functions, IT, human resources, finance and indirect purchasing. So we're taking the same process. We're mapping out all the processes and value stream. And then we are identifying areas that we want to I say attack.

But we want to take our improvement -- various ways of improvement, the techniques we've developed over the years to problem solve. And yes, we think we're going to be able to streamline, make things more efficient, reduce cost and generally make it much easier to serve the businesses from the corporate functions.

So Tim -- I don't know -- where we're at right now is we just kicked it off last month, and the program, and we're in the stage of mapping all those processes out.

Geoffrey G. Gilmore

President, CEO & Director

And then, Phil, this is Geoff Gilmore. Just to add, as you think about timing of this, really about a 12- month process. I mean it's a methodical approach. We'll do a deep-dive diagnostic into each one of those departments. And so you're truly trying to identify what's working, maybe what's not working, what do you need to add? What do you need to eliminate? And once you go through that diagnostic process, then you're putting in plans to implement.

And really, a good way to look at this is worst-case scenario for the corporate functions, our biggest customer is the business. And so we become a better supplier to the business. And then the business becomes a better supplier to our customers.

Best case is we find those efficiencies and there's cost savings and improvement to the bottom line. And we're confident that we'll see both, and we're excited about the initiatives, and I know Jeff Klingler is very excited about the opportunities.

Operator

Your next question comes from John Tumazos with John Tumazos Very Independent Research.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Thank you for the $1.06 of earnings, steel business is a tough place. Should we expect Worthington to generate cash in the August quarter from working capital, given that the steel prices fell?

Timothy A. Adams

VP & CFO

WORTHINGTON STEEL,INC. Q4 FY 2024 EARNINGS CALL JUN 27, 2024

Yes, absolutely. As prices fall -- this came up a little bit earlier, but we expect to release some working capital. I haven't quantified it yet, but that -- typically, that's what we see.

Operator

And ladies and gentlemen, that does conclude our question-and-answer session. I will now turn the conference back over to Geoff Gilmore for closing remarks.

Geoffrey G. Gilmore

President, CEO & Director

Thank you, everybody, for listening in and showing interest in Worthington Steel. I appreciate all the great questions. Again, we're very pleased. And I want to thank all of our employees, the 4,600 again. And we will look forward to getting back with you at the end of this quarter for another update. Thank you.

Have a great day.

Operator

This concludes today's conference call. Thank you for your participation, and you may now disconnect.